Exhibit 99.1

Evofem Reports Financial Results for Third Quarter of 2025, Provides Business Update

— Increased Net Sales 10% while lowering Operating Expenses 42% vs. Prior Year Quarter —

— Delivered $1.0 Million of Operating Income in Q3 2025 —

SAN DIEGO, CA, November 13, 2025 — Women’s health innovator Evofem Biosciences, Inc. (Evofem or the Company) (OTCID: EVFM), today announced financial results for the three- and nine-month periods ended September 30, 2025 and provided a business update.

“Sales rebounded in the third quarter and were 10% higher than the same quarter last year, reflecting the joint effort of our sales team combined with our smart, provocative social media initiatives and the great press coverage we garnered this summer,” said Saundra Pelletier, CEO of Evofem Biosciences.

Notable developments since July 1st include:

●	Increased net sales to $5.0 million in the third quarter of 2025 compared to $4.5 million in the prior year quarter.

●	Posted operating income of $1.0 million, compared to a loss from operations of $2.4 million in the prior year quarter.

●	Advanced strategies to reduced manufacturing costs by approximately 50% for both PHEXX® (lactic acid, citric acid and potassium bitartrate) and SOLOSEC® (secnidazole) 2g oral granules. In addition to increasing per-unit profit, the lower COGS are expected to facilitate entry into price-sensitive global markets for both products.

●	SOLOSEC® was submitted for marketing approval in the United Arab Emirates in the third quarter of 2025 under our June 2025 License and Supply Agreement with Pharma 1.

●	Patient recruitment is ongoing in an investigator-led, NIH-funded Phase 4 clinical trial evaluating the effectiveness and cost-effectiveness of SOLOSEC® (single-dose, one time) versus metronidazole (twice daily for seven days) for the treatment of Trichomonas vaginalis in men and women. Study investigators hypothesize that the rate of repeat infections with T. vaginalis will be 1.75 lower in the SOLOSEC group versus the multi-dose oral metronidazole arm and that single-dose SOLOSEC will have higher initial cost but will be more cost effective compared to multi-dose metronidazole, largely due to lower breakthrough rates of infection. [1]

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●	Following the Special Meeting of Stockholders on October 20, 2025 at which Evofem’s stockholders did not approve the merger transaction with Aditxt, Evofem exercised its rights to terminate the Merger Agreement.

Third Quarter Financial Results

For the three months ended September 30, 2025, net sales were $5.0 million compared to $4.5 million in the prior year period. The increase reflects the impact of the PHEXX wholesale average cost (WAC) increase that took effect on January 1, 2025, a slight increase in PHEXX ex-factory unit sales, and a full quarter of SOLOSEC net sales in the current year period.

Total operating expenses decreased to $4.0 million in the third quarter of 2025, versus $6.9 million in the prior year period. The $2.9 million improvement was driven by a $1.0 million decrease in general and administrative expenses in the current year quarter and a one-time gain of $1.9 million due to a change in the accounting estimates related to the contingent Rush royalty liability because of the now-expired Rush patent.

As a result, Evofem reported $1.0 million of operating income for the third quarter of 2025, versus a loss from operations of $2.4 million in the prior year quarter.

Net loss attributable to common stockholders was $1.7 million in the third quarter of 2025, versus a net loss attributable to common stockholders of $2.4 million in the third quarter of 2024. This equates to net loss of $0.01 per basic and diluted share for the third quarter of 2025, versus net loss of $0.02 per basic and diluted share for the third quarter of 2024.

Liquidity

The Company had restricted cash of $0.8 million as of September 30, 2025 as compared to $0.7 million as of December 31, 2024.

About Evofem

Evofem Biosciences is commercializing innovative products to address unmet needs in women’s sexual and reproductive health. The Company generates revenue from the sale of two FDA-approved products.

●	PHEXX® (lactic acid, citric acid, and potassium bitartrate) is the first and only hormone-free, on-demand prescription contraceptive vaginal gel. It comes in a box of 12 pre-filled applicators and is applied 0-60 minutes before each act of sex. Visit phexxi.com to learn more and for important safety information.

●	SOLOSEC® (secnidazole) 2 g oral granules is an FDA-approved oral antibiotic for the treatment of two sexual health diseases: bacterial vaginosis (BV), a common vaginal infection, in females 12 years of age and older, and trichomoniasis, a common sexually transmitted infection (STI), in people 12 years of age and older. SOLOSEC provides a complete course of therapy in just one dose. Visit solosec.com to learn more and for important safety information.

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PHEXX®, PHEXXI® and SOLOSEC® are registered trademarks of Evofem Biosciences, Inc.

Sources

1.	National Institute of Allergy & Infectious Diseases (NIAID) of the National Institutes of Health. Award number R01AI183266: Refining Trichomonas vaginalis treatment in women and men.

Forward-Looking Statements

This press release includes “forward-looking statements,” within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Words such as, but not limited to, “anticipate,” “aim,” “believe,” “contemplate,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “suggest,” “strategy,” “target,” “will,” “would,” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements include but are not limited to Evofem’s expectations regarding the anticipated impact of COGS reduction initiatives, future sales trends, cost-reduction initiatives, manufacturing efficiencies, international market expansion, and the Company’s ability to obtain additional financing or other strategic alternatives. Forward-looking statements are based on current assumptions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements include, but are not limited to, limited cash resources, dependence on new capital or business development transactions to fund operations, potential delays in regulatory approvals, changes in market demand, manufacturing and supply chain risks, the nonrecurring nature of certain recent gains, together with those that are disclosed in the Company’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 24, 2025, amended on March 28, 2025, Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the SEC on November 13, 2025, and any subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. Evofem undertakes no obligation to update or revise any forward-looking statement except as required by law, and investors are cautioned not to place undue reliance on such statements given the Company’s current liquidity position and evolving business conditions.

Connect with Us

Join the Dialogue

LinkedIn	@evofem + @saundrapelletier
TikTok	@phexxi + @saundrapelletier
Instagram	@evofem, @phexxi + @saundrapelletier
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Facebook	@evofem + @phexxi

Media

media@evofem.com

Investors and Potential Partners

Amy Raskopf, Chief Business Development Officer

Evofem Biosciences, Inc.

araskopf@evofem.com

(917) 673-5775

Financial tables follow

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EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands)

	As of
	September 30, 2025	December 31, 2024
Cash and cash equivalents	$-	$-
Restricted cash	$840	$741
Trade accounts receivable, net	$4,435	$9,832
Total current liabilities	$78,186	$80,448
Total stockholders’ deficit	$(75,066)	$(71,257)
Total liabilities, convertible and redeemable preferred stock and stockholders’ deficit	$13,807	$23,789

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EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Product sales, net	$4,952	$4,496	$10,622	$12,259

Operating Expenses:
Cost of goods sold	905	869	2,025	2,322
Gain on change in accounting estimates on contingent royalty liability	(1,933)	-	(1,933)	-
Amortization of intangible asset, net	80	301	410	301
Research and development	470	332	(3,819)	1,196
Selling and marketing	2,391	2,382	7,616	6,970
General and administrative	2,088	3,052	6,296	8,143
Total operating expenses	4,001	6,936	10,595	18,932
Income (loss) from operations	951	(2,440)	27	(6,673)
Other income (expense):
Interest income	3	3	13	13
Other expense, net	(682)	(562)	(1,944)	(1,736)
Loss on issuance of financial instruments	-	-	-	(3,300)
Gain (loss) on debt extinguishment, net	-	(143)	-	977
Change in fair value of financial instruments	(1,845)	769	(490)	4,896
Total other income (expense), net	(2,524)	67	(2,421)	850
Loss before income tax	(1,573)	(2,373)	(2,394)	(5,823)
Income tax benefit (expense)	4	8	(3)	-
Net loss	(1,569)	(2,365)	(2,397)	(5,823)
Convertible and redeemable preferred stock deemed dividends	(111)	(5)	(115)	(99)
Net loss attributable to common stockholders	$(1,680)	$(2,370)	$(2,512)	$(5,922)
Net loss per share attributable to common stockholders, basic and diluted	$(0.01)	$(0.02)	$(0.02)	$(0.09)
Weighted-average shares used to compute net loss per share attributable to common shareholders, basic and diluted	119,578,093	96,459,121	116,229,614	64,924,454

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